LADD
Furniture, Inc.

One Plaza Center Box HP3
High Point, NC 27261-1500


NEWS RELEASE

FOR IMMEDIATE RELEASE
March 21, 1997

Contact: John J. Ong
(910) 888-6353
E-Mail: ong@nr.infi.net


LADD COMPLETES SALE/LEASEBACK OF MONROE, NC PLANT

        HIGH POINT, NC--LADD Furniture, Inc. president and chief executive officer Fred L. Schuermann, Jr. announced today that LADD has sold its Monroe, NC upholstery manufacturing facility to a private partnership, Claire and Hunt Broyhill, L.L.C., for $5.3 million. LADD has also entered into a long-term contractual agreement to lease the facility back from the partnership and will continue producing residential upholstery at the plant.
        Commenting on today's announcement, Schuermann said, "We have been working hard to improve LADD's profitability and strengthen the company's financial position. The sale and leaseback of this modern facility will free up cash with which to further reduce our debt, without affecting our manufacturing operations in any way whatsoever." Schuermann noted that LADD's total debt has been reduced by more than $26 million since the end of last year's first quarter.
        Built on 29 1/2 acres of land in Monroe, NC in 1981, the plant was expanded to its current size of 263,000-square feet in 1991. LADD originally acquired the facility in 1989 as part of its acquisition of the Maytag Furniture Group.
        Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. The company markets its wide range of wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes and governmental and university dormitory markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq Stock Market under the symbol LADF.


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